Exhibit 97.1

STRATEGIC EDUCATION, INC.
RECOUPMENT POLICY
OVERVIEW
Strategic Education, Inc. (the “Company”) has adopted this Policy to provide for the recoupment, under the circumstances described below, of incentive compensation from current and former Executive Officers.
The Company is aware of and believes that it is in compliance with the provisions of the Higher Education Act (“HEA”) and U.S. Department of Education (“ED”) implementing regulations that generally prohibit higher education institutions participating in federal student financial aid programs from providing any commission, bonus, or other incentive payment based in any part, directly or indirectly, upon success in securing enrollments or the award of financial aid to any person or entity who is engaged in any student recruitment or admission activity, or in making decisions regarding the award of student financial aid funds under Title IV of the HEA. These provisions, 20 U.S.C. § 1094(a)(20) and 34 C.F.R. § 668.14(b)(22), are commonly known as the “Incentive Payment Rule”.
This Policy is intended to assist the Company in implementing applicable recoupment requirements under applicable laws and regulations, including but not limited to the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act. It does not permit the Company to engage in any practices prohibited by the Incentive Payment Rule. Further, to the extent that any incentive compensation paid by the Company is determined to be in violation of the Incentive Payment Rule, this Policy is intended to provide for the recoupment of such incentive compensation.
DEFINITIONS
Section 1. Incentive Compensation.
“Accounting Restatement” means the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. For the avoidance of doubt, a restatement resulting solely from the retrospective application of a change in generally accepted accounting principles is not an Accounting Restatement.
“Executive Officer” shall mean any current or former “executive officer” of the Company as defined by Rule 10D-1(d) under the Securities Exchange Act of 1934, as amended.
“Incentive Compensation” shall mean any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure. For purposes of this definition, a “financial reporting measure” is (i) a measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements or derived wholly or in part from such measures, or (ii) the Company’s stock price or total shareholder return.
“Recoupment Period” shall mean the last three (3) completed fiscal years preceding the Trigger Date.
“Trigger Date” means the earlier to occur of: (a) the date the Board of Directors, the Audit Committee of the Board of Directors , or the officer or officers of the Company authorized to take such action concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement; or (b) the date a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement.

Section 2. Incentive Payment Rule Amounts.
“Employee” shall mean any employee of the Company or its affiliates who may be covered by the Incentive Payment Rule.
“Incentive Payment Rule Amount” shall mean a sum of money or something of value, other than a fixed salary or wage, including but not limited to Incentive Compensation, paid to or given to a person or any entity for services rendered and determined by ED or a court of competent jurisdiction to have been provided in violation of the Incentive Payment Rule.
“Incentive Payment Rule Recoupment Period” shall mean the applicable statute of limitations within which the U.S. government may bring a claim under the False Claims Act for violation of the Incentive Payment Rule.
“Incentive Payment Rule Triggering Event” shall mean a finding by ED or a court of competent jurisdiction that the Company provided Incentive Payment Rule Amounts to an Employee covered by the Incentive Payment Rule.

STATEMENT OF POLICY
Section 1. Incentive Compensation.
Following an Accounting Restatement, and unless the Compensation Committee of the Board of Directors has made a determination that recovery would be impracticable as set forth below, the Company will reasonably promptly recoup from any Executive Officer any Incentive Compensation received during the Recoupment Period that was in excess of the Incentive Compensation that would have been received by such Executive Officer taking into account the Accounting Restatement (calculated on a pre-tax basis). Incentive Compensation is deemed “received” for purposes of this Policy in the fiscal period during which the measure specified in the Incentive Compensation award is attained, even if the payment or issuance of such Incentive Compensation occurs after the end of that period. For example, if the performance target for an award is based on revenue for the year ended December 31, 2023, the award will be deemed to have been received in 2023 even if paid in 2024.
This Policy will apply to all Incentive Compensation received during the Recoupment Period by a person (a) after beginning service as an Executive Officer, (b) who served as an Executive Officer at any time during the performance period for that Incentive Compensation and (c) while the Company has a class of securities listed on a national securities exchange or a national securities association. Accordingly, this Policy can apply to a person that is no longer an Executive Officer or Employee at the time of recovery. Notwithstanding the Recoupment Period, the Company will only apply this Policy to incentive-based compensation received on or after October 2, 2023.
Notwithstanding the preceding two paragraphs, the Company may recoup Incentive Compensation from Executive Officers and other Employees in cases involving fraud or intentional misconduct, even if such cases occur outside of the Recoupment Period, or if the Compensation Committee of the Board of Directors of the Company determines that that one or more performance metrics used for determining previously paid Incentive Compensation was incorrectly calculated and if calculated correctly would have resulted in a lower payment to one or more Executive Officers or Employees, even in the absence of an Accounting Restatement.
Misconduct on the part of any Executive Officer or Employee is not required for recoupment of Incentive Compensation under this Policy.
If the Compensation Committee cannot determine the amount of excess Incentive Compensation received by an Executive Officer or Employee directly from the information in the Accounting Restatement, then it shall make its determination based on a reasonable estimate of the effect of the Accounting Restatement and shall maintain documentation of such determination.
The Company shall not be required to recover Incentive Compensation pursuant to this Policy if the Compensation Committee has made a determination that recovery would be impracticable and one of the following conditions are met:
(a)    after making a reasonable and documented attempt to recover erroneously awarded Incentive Compensation, the Committee determines that the direct expenses that would be paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered;
(b)    based on a legal opinion of counsel acceptable to the Nasdaq Stock Market, the Committee determines that recovery would violate a home country law adopted prior to November 28, 2022; or
(c)    the Committee determines that recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. § 401(a)(13) or 26 U.S.C. § 411(a) and regulations thereunder. For example, the Company may not seek recovery from an Executive Officer’s 401(k) plan.
Section 2. Incentive Payment Rule Amounts.
Following an Incentive Payment Rule Triggering Event, the Company may (to the extent permitted by applicable law) recoup from the Employee any Incentive Payment Rule Amounts provided during the Incentive Payment Rule Recoupment Period.
Section 3. No Indemnification or Advancement of Legal Fees.
The Company shall not indemnify any Executive Officer against, or pay the premiums for any insurance policy to cover, any amounts recovered under this Policy or any expenses that an Executive Officer incurs in opposing Company efforts to recoup amounts pursuant to the Policy.
Section 4. Non-Exclusive Remedy.
Recoupment of Incentive Compensation or Incentive Payment Rule Amounts pursuant to this Policy shall not in any way limit or affect the rights of the Company to pursue disciplinary, legal, or other action or pursue any other remedies available to it. This Policy shall be in addition to any rights of the Company to recoup Incentive Compensation and Incentive Payment Rule Amounts from Executive Officers and Employees under applicable laws and regulations, including but not limited to the Sarbanes-Oxley Act of 2002, as amended, the Incentive Payment Rule, or pursuant to the terms of any employment agreement, equity award agreement, or similar agreement with an Executive Officer or Employee.

ADMINISTRATION
This Policy shall be administered by the Company’s Board of Directors, who may delegate its powers and authority with respect to this Policy to its Compensation Committee. This Policy is intended to comply with the listing requirements of the Nasdaq Stock Market and related rules of the Securities and Exchange Commission and shall be interpreted in a manner consistent with those requirements. The interpretation and construction by the Board of Directors or the Compensation Committee of any provision of this Policy or any Acknowledgment and Agreement shall be final, binding, and conclusive.
Any amendment to this Policy may apply to awards or other Incentive Compensation granted or paid before the date of such amendment if required by applicable law, rule, requirement, or regulation (including rules adopted by any national securities exchange on which the Company’s securities may be listed), and any Incentive Compensation previously paid to an Executive Officer may be subject to this Policy as so amended. This Policy also may be amended by the Company’s Board of Directors to comply with changes to the Incentive Payment Rule or the adoption of similar rules or regulations.
ADOPTED BY THE BOARD OF DIRECTORS: February 2, 2016 (amended February 25, 2021 and November 1, 2023).